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                    SELECTIVE INSURANCE GROUP, INC.
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          STOCK COMPENSATION PLAN FOR NONEMPLOYEE DIRECTORS
          -------------------------------------------------


I.     Purpose of the Plan.     The purpose of this Selective Insurance
Group, Inc. Stock Compensation Plan for Nonemployee Directors (the "Plan") is to provide for the payment of compensation payable to members of the Board of Directors (the "Board") of Selective Insurance Group, Inc. (the "Company") who are not employees of the Company or a subsidiary of the Company for their services as directors in shares of the common stock, $2.00 par value, of the Company ("Common Stock"), thereby increasing their ownership of Common Stock and promoting the alignment of their interest in the long-term success of the Company with that of stockholders generally.

II.     Eligibility.       Each person who is a member of the Board (a
"Director") and is not an employee of the Company or any of its subsidiaries shall be a participant in the Plan (a "Participant").

III.     Administration.       The Plan will be administered by the Secretary
of the Company (the "Administrator"). The Administrator's duties under the Plan will be limited to matters of interpretation and administrative oversight of the Plan. Each determination, interpretation or other action that the Administrator makes or takes pursuant to the provisions of the Plan will be conclusive and binding for all purposes on the Company and all Participants, and the Administrator will not be liable for any action or determination made in good faith with respect to the Plan.

IV.     Issuance of Common Stock.

  (a) Subject to approval of the Plan by stockholders of the Company, commencing January 1, 1997 each Participant shall receive his or her annual compensation for services as a Director (the "Compensation") in shares of Common Stock. The number of shares of Common Stock to be issued to each Participant pursuant to this Section IV(a) shall be determined on January 1, April 1, July 1 and October 1 of each year commencing January 1, 1997 (each, a "Payment Date"), or the next succeeding business day if a Payment Date is not a business day. On each Payment Date, each Participant shall become entitled to receive the number of shares of Common Stock determined by dividing one-fourth of the amount of the Participant's Compensation by the Fair Market Value (as hereinafter defined) of a share of Common Stock on the Payment Date. Any fractional shares resulting from such calculation shall be rounded up to the nearest whole number of shares. Any fractional shares resulting from such calculation shall be rounded up to the nearest whole number of shares.

  (b) Any person who becomes a Participant in the Plan after a Payment Date and before the next succeeding Payment Date in any year, whether by appointment or election as a Director or by ceasing to be an employee of the Company or a subsidiary of the Company, shall receive a pro rata number of shares of Common Stock issuable under


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Section IV(a) hereof as his or her Compensation until the next Payment Date.
Such pro rata number of shares of Common Stock shall be the number of shares of Common Stock determined by (a) multiplying the amount of such Participant's Compensation by a fraction, the numerator of which shall be the number of days remaining from the date of election or appointment until the next succeeding Payment Date, and the denominator of which shall be 365, and
(b) dividing the product of said multiplication by the Fair Market Value (as hereinafter defined) of a share of Common Stock on the last preceding Payment Date. Any fractional shares resulting from such calculation shall be rounded up to the nearest whole number of shares.

V.     Certificates for Shares.     No certificate for shares of Common Stock
will be issued to a Participant unless the Participant requests such issuance in writing to the Company. Shares of Common Stock issuable to a Participant will be credited to such Participant's account until receipt of such written request for all or part of such shares. The number of shares of Common Stock issuable on each Payment Date and the cumulative number of shares credited to an account under the Plan will be shown on a statement of account furnished to each Participant after each Payment Date. Upon a Participant's written request to the Company, a certificate for all or any portion of the whole shares of Common Stock credited to such Participant's account will be issued to such Participant.

VI.     Fair Market Value.       For the purposes of the Plan, the Fair
Market Value of a share of Common Stock on any Payment Date shall be equal to the average of the high and low sale prices of a share of Common Stock, as reported on the Nasdaq National Market, on such Payment Date.

VII.     Deferral of Receipt of Shares.

  (a) Election to Defer Receipt of Shares. (i) A Participant may irrevocably elect on or before December 20 of each year to defer the issuance and receipt of shares of Common Stock issuable under the Plan in respect of Compensation to be payable to such Participant during the next succeeding calendar year and any calendar year thereafter. The Participant may elect to defer such issuance of shares of Common Stock until (A) a specified year in the future, (B) the attainment of age 70 or (C) termination of services as a Director. Subject to Section VII(d) hereof, if the foregoing alternative (A) is elected by the Participant, such shares of Common Stock and amounts (if any) issuable or payable to the Participant shall be issued and paid within sixty days after the beginning of the year specified in his or her election. Subject to Section VII(d) hereof, if the foregoing alternative (B) or (C) is elected by the Participant, such shares of Common Stock and amounts (if any) shall be issued and paid within sixty days after his or her attainment of age 70 or termination of service as a Director, as the case may be. (ii) In the event of a "Change of Control" (as hereinafter defined), notwithstanding any Participant's election, and if such Change of Control results in the termination of a Participant's service as a Director of the Company, all shares of Common Stock deferred under the Plan shall be


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issued on the first day of the month following the termination of such
Participant's service. "Change of Control" means: (A) an acquisition of a controlling interest in the Company's voting securities, (B) an election contest, (C) a successful tender or exchange offer by a person other than the Company or an affiliate of the Company, (D) a merger, or (E) a consolidation or other business combination resulting in Directors constituting a majority of the Board nominated by management of the Company immediately prior to such Event ceasing to be Directors after such Event. (iii) A deferred compensation account shall be established for each Participant who elects to defer the receipt of shares of Common Stock under the Plan, and all shares so deferred shall be credited to such Participant's deferred compensation account.

  (b)  Amendment or Revocation of Election.  An election pursuant to this
Section VII covering more than one (1) calendar year may be revoked or modified by a Participant with respect to calendar years not yet begun by written notice to the Company received by not later than December 20 of the year prior to the first calendar year for which such revocation or modification is to apply.

  (c) Cash Dividends on Shares of Common Stock. In the event that cash dividends on the shares of Common Stock, the issuance of which are deferred hereunder, are declared and paid during the period commencing on the date such shares would have been issued but for such deferral and terminating on the date of issuance of such shares of Common Stock (the "Deferred Period"), an amount equal to the amount of such dividends shall be credited to such Participant's deferred compensation account as and when such dividends are paid by the Company as if such shares of Common Stock had been issued and outstanding during the Deferred Period. The cash portion of such account shall be credited with interest on December 31 of each year (if on such date there is a balance in the account) equal to the amount of interest, if any, which would have been earned on the average cash balance in a Participant's account for the year at an annual rate of interest equal to the average one-year United States Treasury Bill rate for the year. If deferred shares of Common Stock are issued and amounts credited to a Participant's account are withdrawn prior to any such December 31, interest on such withdrawn amounts shall be credited to such account calculated at an annual rate equal to the average one-year United States Treasury Bill rate from the beginning of the year to the date of the withdrawal. The Company shall pay the Participant on the date such Participant's deferred shares of Common Stock are actually issued an amount in cash equal to the amount of such dividends, on a cumulative basis, and interest, if any, credited to such Participant's account.

  (d) Form of Payment. A Participant may elect to receive shares of Common Stock, the issuance of which is deferred hereunder, and any cash dividends on shares of Common Stock, the issuance of which is deferred hereunder, in either (i) a lump sum or (ii) up to five equal (or as nearly equal as possible) installments.


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  (e)  Nontransferability.  The right to receive the shares of Common Stock deferred hereunder and an amount equal to the amount of cash dividends and interest thereon, if any, described in this Section VII shall not be transferable, except by will or the laws of descent and distribution.

  (f) Participant's Rights Unsecured; Title to Funds. Nothing contained herein shall be deemed to create a trust of any kind or create any fiduciary relationship. Funds payable in respect of dividends on shares of Common Stock, and interest thereon, if any, under this Section VII shall continue for all purposes to be a part of the general funds of the Company and shall not be specifically set aside or otherwise segregated. The obligation of the Company to issue and deliver shares of Common Stock under this Section VII shall be a general contractual obligation of the Company. To the extent that a Participant acquires a right to receive payments from the Company and shares of Common Stock from the Company under the Plan, such rights shall be no greater than the rights of any unsecured general creditor of the Company and such rights shall be an unsecured claim against the general assets of the Company.

  (g) Statement of Account. A statement will be furnished to each Participant on or about March 1 of each year stating the number of shares of Common Stock and the cash balance credited to such Participant's deferred compensation account as of the preceding December 31.

VIII.     Shares Available for Issuance.

  (a) Maximum Number of Shares Available. The maximum number of shares of the Company's Common Stock that will be available for issuance under the Plan will be 200,000 shares, subject to any adjustments made in accordance with the provisions of Section VIII(b). Shares of Common Stock available for issuance under the Plan may be either authorized but unissued shares or treasury shares. If treasury shares are used, all references in the Plan to the issuance of shares will be deemed to mean the transfer of shares from treasury.

  (b) Adjustments to Shares. In the event of any reorganization, recapitalization, reclassification, stock dividend, stock split, combination of shares or extraordinary dividend, an appropriate adjustment will be made in the number and/or kind of securities issuable under the Plan and available for issuance under the Plan to prevent either the dilution or the enlargement of the rights of the Participants hereunder.

IX.     Determination of Compensation.     The amount of Compensation shall
be determined by the Board no more frequently than once per calendar year during the term of the Plan.

X.     Limitation on Rights of Participants.


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  (a)  Service as a Director.  Nothing in the Plan will interfere with or limit in any way the right of the Board or the Company's stockholders to remove a Participant from the Board. Neither the Plan nor any action taken pursuant to it will constitute or be evidence of any agreement or understanding, express or implied, that the Board or the Company's stockholders have retained or will retain a Participant for any period of time or at any particular rate of compensation.

  (b) Nonexclusivity of the Plan. Nothing contained in the Plan is intended to affect, modify or rescind Company's stock option plan or retirement plan for nonemployee directors.

XI.     Plan Amendment, Modification and Termination.       The Board may
suspend or terminate the Plan at any time. The Board may amend the Plan from time to time in such respects as the Board may deem advisable in order that the Plan will conform to any change in applicable laws or regulations or in any other respect that the Board may deem to be in the Company's best interests; provided, however, that no amendment to the Plan will be effective without approval of the Company's stockholders if such amendment is to increase the number of shares of Common Stock available for issuance under the Plan, or if stockholder approval of such amendment is then required pursuant to Rule 16b-3 (or any successor rule) under the Securities Exchange Act of 1934, or the rules of the National Association of Securities Dealers, Inc. applicable to issuers with securities reported on the Nasdaq National Market, and, provided further, that no amendment to the Plan shall be made to modify (i) the eligibility requirement for Participants set forth in Section II of the Plan or (ii) the provisions of Section IV of the Plan which require all Participants to receive Compensation in shares of Common Stock. In addition, the Plan may not be amended more than once every six months other than to conform the Plan to changes in the Internal Revenue Code, the Employee Retirement Income Security Act of 1974, the Securities Exchange Act of 1934, or the rules thereunder.

XII.     Effective Date and Duration of the Plan.     Subject to approval by
the Company's stockholders, the Plan shall become effective on January 1, 1997 and will terminate on the tenth anniversary of such date, unless earlier terminated by the Board.

XIII.     Miscellaneous.

  (a) Securities Laws and Other Restrictions. Notwithstanding any other provision of the Plan, the Company will not be required to issue any shares of Common Stock under the Plan and a Participant may not sell, assign, transfer or otherwise dispose of shares of Common Stock issued pursuant to the Plan, unless (a) there is in effect with respect to such shares a registration statement under the Securities Act of 1933, as amended (the "Securities Act") and any applicable state securities laws or an exemption from such registration under the Securities Act and applicable state securities laws, and (b) there have been obtained any other consent, approval or permit from any other regulatory body that the General Counsel of the Company, in his discretion, deems necessary or advisable.


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The Company may condition such issuance, sale or transfer upon the receipt of any representations or agreements from the parties involved, and the placement of any legends on certificates representing shares of Common Stock, as may be deemed necessary or advisable by the Company, in order to comply with such securities law or other restriction.

  (b) Governing Law. The validity, construction, interpretation, administration and effect of the Plan and any rules, regulations and actions relating to the Plan will be governed by and construed exclusively in accordance with the laws of the State of New Jersey.